Exhibit 99.1

For Immediate Release

Iridex Completes Transaction with Topcon Corporation

Mountain View, CA — March 10, 2021 — Iridex Corporation (NASDAQ: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, announced today that it has completed the previously announced transaction with Topcon Corporation. Under the terms of the agreements, Topcon Corporation and its affiliates have completed the $10 million equity investment in Iridex and the purchase of exclusive distribution rights to the Iridex products in Asia Pacific and key EMEA regions, and Iridex has completed the purchase of assets related to PASCAL® laser products.  The total transaction results in a net amount of $19.5 million to Iridex. The transaction was announced on March 2, 2021.

“This capital infusion allows Iridex to invest in our strategic growth initiatives,” said David Bruce, chief executive officer of Iridex, ”enabling both our unique non-incisional glaucoma therapy products, and our newly broadened retina product line and distribution network, to ultimately benefit physicians and the patients they care for, worldwide. We appreciate the high-level commitment and investment Topcon has made in our company, and we look forward to a strong partnership.”

About Topcon Corporation

Topcon Corporation is headquartered in Tokyo Japan. A globally oriented business, Topcon is focused on developing solutions towards solving societal challenges in the mega-domains of healthcare, agriculture, and infrastructure. Revenue in fiscal 2019 was approximately $1.3 billion. Topcon Corporation (www.topcon.co.jp/en), founded in 1932, is traded on the Tokyo Stock Exchange (7732).

Topcon Healthcare is a branded eyecare business of Topcon. Topcon Healthcare sees eye health differently. Our vision is to empower providers with smart and efficient technologies for enhanced patient care. Keeping pace with the ever-changing landscape of the healthcare industry, we offer the latest integrated solutions, including advanced multi-modal imaging, vendor-neutral data management, safe distancing, and ground-breaking remote diagnostic technology. For more information, visit www.topconhealthcare.com/us/

About Iridex

Iridex is a worldwide leader in developing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma, diabetic macular edema and other retinal diseases. Iridex products are sold in the United States and Germany through a direct sales force and in more than 100 countries through a network of independent distributors. For more information, visit www.iridex.com.

Investor Relations Contact
Leigh Salvo
(415) 937-5404
investors@iridex.com

Iridex Media Contact
Jamie Hall
Pascale Communications, LLC.
(724) 417-0167
jamie@pascalecommunications.com